FOR IMMEDIATE RELEASE

CONTACT:          Roy Estridge. EVP/CFO

Valley Commerce Bancorp

(559) 622-9000

VALLEY COMMERCE BANCORP REPORTS EARNINGS FOR THIRD QUARTER OF 2007

VISALIA, Calif., November 1, 2007 -- Valley Commerce Bancorp (OTCBB: VCBP), a bank holding company and the parent company of Valley Business Bank, today announced unaudited consolidated net income of $722,000, or $.30 per diluted share, for the quarter ended September 30, 2007, compared to $817,000 or $.32 per diluted share for the same period of 2006, representing a 7% decline in diluted earnings per share.

For the nine months ended September 30, 2007 the Company’s consolidated net income totaled $1,986,000 or $.81 per diluted share, compared to $2,210,000 or $.92 per diluted share achieved in the comparable 2006 period, representing a 12% decline in diluted earnings per share.  The annualized returns on average assets for the nine month periods ended September 30, 2007 and 2006 were 1.00% and 1.25%, respectively, while the annualized returns on average equity were 10.03% and 12.85%, respectively.

“Our third quarter and year to date results reflect the decrease in net interest margin for the 2007 periods and increased non-interest expenses related to our growth initiatives and compliance with regulatory requirements, particularly Sarbanes-Oxley legislation,” stated Don Gilles, President and Chief Executive Officer of Valley Commerce Bancorp and Valley Business Bank.  He added, “Our strategic priorities at this time are to continue work on our long-term growth initiatives and maintain our current low risk profile.”

Comparing September 30, 2007 balances with those at September 30, 2006, total assets increased by $18 million or 7% to $281 million, net loans increased by $17 million or 10% to $198 million, and total deposits increased by $13 million or 7% to $210 million.  Comparing account totals at September 30, 2007 to account totals at December 31, 2006, total assets increased by $17 million or 6%, net loans increased by $16 million or 9%, and total deposits increased by $3 million or 1%, net of the retirement of $4 million of brokered time deposits during September 2007.

Average total assets for the nine months ended September 30, 2007 were $264 million compared to $236 million for the same period in 2006, an increase of $28 million or 12%.  Average total loans for the nine months ended September 30, 2007 were $190 million compared to $161 million for the same period in 2006, an increase of $28 million or 18%.  Average deposits for the nine months ended September 30, 2007 were $212 million compared to $193 million for the same period in 2006, an increase of $19 million or 10%, which reflected $10 million of brokered time deposits acquired in December 2006.  The Company utilized brokered time deposits and short-term Federal Home Loan Bank borrowings along with internal resources to fund loan growth.

Net interest income for the three- and nine-month periods ended September 30, 2007 was $2.9 million and $8.3 million, respectively, compared to $2.9 million and $8.4 million for the comparable 2006 periods.  Net interest income changed very little from the 2006 periods due to a compression of the net interest margin in 2007 which offset the positive impact of increases in average earning assets.  The net interest margin decreased in 2007 due to rising funding costs and a decrease in non-interest bearing deposits.  The average volume of non-interest bearing deposit accounts for the 2007 period was $60 million, a $7 million or 11% decrease from the 2006 period.

The Company’s net interest margin on a fully tax equivalent basis for the third quarter of 2007 was 4.72% compared to 5.10% for the third quarter of 2006.  On a year to date basis, the Company’s net interest margin on a fully tax equivalent basis was 4.70% for the 2007 period compared to 5.32% for the 2006 period.

The allowance for loan losses totaled $1.75 million or 0.87% of total loans at September 30, 2007 compared to $1.75 million or .95% of total loans at September 30, 2006.  No loan loss provision was recorded during either the 2007 or 2006 periods.  The Company had no non-performing assets at September 30, 2007 and 2006, and December 31, 2006.

Non-interest income earned during the nine months ended September 30, 2007 totaled $873,000, an increase of $185,000 or 27% compared to the $688,000 earned during the nine months ended September 30, 2006.  The change was primarily attributable to $102,000 of earnings on bank-owned life insurance assets acquired during the latter part of 2006.  The Company’s non-interest income also increased in the categories of service charges on deposits and Federal Home Loan Bank dividend income.

Non-interest expense was $6.4 million during the nine months ended September 30, 2007 compared to $5.7 million for the same period of 2006, an increase of $645,000 or 11%.  The increase was due primarily to increased employee costs associated with the Company’s growth initiatives and increased regulatory costs, notably Sarbanes-Oxley compliance.  Salaries and benefits for the 2007 period totaled $3.6 million compared to $3.2 million for the 2006 period, a $388,000 or 12% increase.

Valley Commerce Bancorp had 2,423,875 shares of common stock outstanding at September 30, 2007.  The book value per share was $11.69 at September 30, 2007, compared to $10.53 at September 30, 2006.  The increase in book value per share from the prior year is primarily attributable to the retention of earnings during the 12-month period ending September 30, 2007.  All per share data discussed above have been adjusted for the 5% stock dividend declared in May 2007 and issued in June 2007 to shareholders of record as of June 6, 2007.

OTHER INFORMATION:  Valley Commerce Bancorp stock trades on NASDAQ’s Over The Counter Bulletin Board under the symbol VCBP.  Valley Business Bank, the wholly owned subsidiary of Valley Commerce Bancorp, is a commercial bank that commenced operations in 1996 under the name Bank of Visalia. Valley Business Bank operates through Business Banking Centers in Visalia and Fresno and has branch offices in Woodlake and Tipton.  The Bank also operates a loan production office in Tulare.  Additional information about Valley Business Bank is available from the Bank’s website at http://www.valleybusinessbank.net.

FORWARD-LOOKING STATEMENTS:  In addition to historical information, this release includes forward-looking statements, which reflect management's current expectations for Valley Commerce Bancorp’s future financial results, business prospects and business developments.  Management's expectations for Valley Commerce Bancorp's future necessarily involve assumptions, estimates and the evaluation of risks and uncertainties. Various factors could cause actual events or results to differ materially from those expectations.  The forward-looking statements contained herein represent management's expectations as of the date of this release. Valley Commerce Bancorp undertakes no obligation to release publicly the results of any revisions to the forward-looking statements included herein to reflect events or circumstances after today, or to reflect the occurrence of unanticipated events.  For those statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Condensed Consolidated Balance Sheet (in thousands) (Unaudited)	As of September 30,		As of December 31,
	2007	2006	2006	2005
Assets
Cash and Due from Banks	$9,762	$12,914	$13,266	$17,733
Federal Funds Sold	-	-	-	1,885
Available-for-Sale Investment Securities	58,964	56,803	55,298	50,391
Loans (net)	198,122	180,792	182,331	149,991
Premises and Equipment (net)	2,596	1,643	1,832	1,223
Cash Surrender Value of Bank-Owned Life Insurance	6,124	5,874	5,935	2,781
Other Assets	5,017	4,976	5,003	4,007
TOTAL ASSETS	$280,585	$263,002	$263,665	$228,011

Liabilities & Equity
Non-Interest Bearing Deposits	$56,916	$67,696	$63,020	$75,419
Interest Bearing Deposits	87,824	72,368	75,293	63,549
Time Deposits	65,665	57,408	69,263	53,613
Total Deposits	210,405	197,472	207,576	192,581
Short-Term Debt	24,840	27,756	17,600	-
Long-Term Debt	8,197	8,796	8,548	9,140
Junior Subordinated Deferrable Interest Debentures	3,093	3,093	3,093	3,093
Other Liabilities	5,726	1,370	1,400	1,288
Total Liabilities	252,261	238,487	238,217	206,102
Shareholders’ Equity	28,324	24,515	25,448	21,909
TOTAL LIABILITIES & EQUITY	$280,585	$263,002	$263,665	$228,011

Condensed Consolidated Statement of Income (in thousands except share data) (Unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006

Interest Income	$4,716	$4,431	$13,789	$12,212
Interest Expense	1,825	1,548	5,444	3,766
NET INTEREST INCOME Provision for Loan Losses	2,891 -	2,883 -	8,345 -	8,446 -
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	2,891	2,883	8,345	8,446
Non-Interest Income	300	280	873	688
Non-Interest Expense	2,149	1,892	6,375	5,730
INCOME BEFORE INCOME TAXES	1,042	1,271	2,843	3,404
Income Taxes	320	454	857	1,194
NET INCOME	$722	$817	$1,986	$2,210
EARNINGS PER SHARE - BASIC*	$0.31	$0.33	$0.85	$0.96
EARNINGS PER SHARE – DILUTED*	$0.30	$0.32	$0.81	$0.92
SHARES OUTSTANDING – END OF PERIOD*	2,423,875	2,326,553	2,423,875	2,326,553
*All share and earnings per share data have been restated for a 5% stock dividend issued in June 2007.